Exhibit 10.18

SHIP BUILDING CONTRACT

between

RAMONA MARINE COMPANY LIMITED

and

SAMSUNG HEAVY INDUSTRIES CO., LTD.

(HULL NO. 1561)

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TABLE OF CONTENTS

ARTICLE I - DESCRIPTION AND CLASS		2
1.	Description:	2
2.	Principal Dimensions and Characteristics:	3
3.	Classification, Rules and Regulations:	4
4.	Registration:	4
5.	Contract Specifications and Approved Drawings:	5
6.	Subcontracting:	5
ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT		6
1.	Contract Price:	6
2.	Adjustment of Contract Price:	6
3.	Currency:	6
4.	Terms of Payment:	6
5.	Method of Payment:	7
6.	Notice of Payment on or before Delivery:	9
7.	Expenses:	9
8.	Advance Payment:	9
9.	Refundment Guarantee:	9
ARTICLE III - ADJUSTMENT OF CONTRACT PRICE		10
1.	Delivery:	10
2.	Speed:	11
3.	Fuel Consumption:	11
4.	Deadweight:	12
5.	Container capacity:	12
6.	Reductions to be Independent of Each Other:	13
7.	Effect of Rescission:	13
ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION		14
1.	Approval of Plans and Drawings:	14
2.	Appointment of BUYER’s Representatives:	15
3.	Inspection by BUYER’s Representatives:	15
4.	Rights of the Representatives:	15
5.	Facilities:	18
6.	Liability of BUILDER:	18
7.	Responsibility of BUYER:	19
8.	Information to Representatives:	19
ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS		20
1.	How Effected:	20
2.	Changes in Rules of Classification Society, Regulations, etc.:	20
3.	Substitution of Materials:	21
ARTICLE VI - TRIALS AND ACCEPTANCE		22
1.	Notice:	22
2.	Weather Condition:	22
3.	How Conducted:	23
4.	Method of Acceptance or Rejection:	23
5.	Effect of Acceptance:	24
6.	Disposition of Surplus Consumable Stores:	24
ARTICLE VII - DELIVERY		26
1.	Time and Place:	26
2.	When and How Effected:	26
3.	Documents to be delivered to BUYER:	26
4.	Tender of VESSEL:	28
5.	Title and Risk:	28

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6.	Removal of VESSEL:	28
7.	Notices:	28
ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)		30
1.	Causes of Delay (Force Majeure):	30
2.	Notice of Delay:	31
3.	Definition of Permissible Delay:	31
4.	Right to Rescind for Excessive Delay:	32
ARTICLE IX - WARRANTY OF QUALITY		33
ARTICLE X - BUILDER’s DEFAULT - RESCISSION BY BUYER		38
1.	BUILDER’s Default:	38
2.	Effect of BUILDER’s Default:	38
3.	Notice:	38
4.	Refundment by BUILDER:	39
5.	Discharge of Obligations:	39
ARTICLE XI - DEFAULT BY THE BUYER		40
1.	Definition of BUYER’s Default:	40
2.	Effect of BUYER’s Default on or before Delivery of VESSEL:	40
3.	Disposal of VESSEL:	41
ARTICLE XII - ARBITRATION		43
1.	Decisions by the Classification Society:	43
2.	Proceedings of Arbitration:	43
3.	Notice of Award:	44
4.	Expenses:	44
5.	Entry in Court:	44
6.	Alteration of Delivery Date:	44
ARTICLE XIII - ASSIGNMENT - SUCCESSOR AND ASSIGNS		45
ARTICLE XIV - TAXES AND DUTIES		46
1.	Taxes and Duties Incurred in Korea:	46
2.	Taxes and Duties Incurred outside Korea:	46
ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.		47
1.	Patents, Trademarks and Copyrights:	47
2.	General Plans, Specifications and Working Drawings:	47
ARTICLE XVI - BUYER’s SUPPLIES		48
1.	Responsibility of BUYER:	48
2.	Responsibility of BUILDER:	49
ARTICLE XVII - INSURANCE		50
1.	Extent of Insurance Coverage:	50
2.	Application of the Recovered Amounts:	50
3.	Termination of BUILDER’s Obligation to Insure:	51
ARTICLE XVIII - NOTICES		52
1.	Address:	52
2.	Language:	52
3.	Effective Date of Notice:	53
4.	Change of Address:	53
ARTICLE XIX - EFFECTIVE DATE OF CONTRACT		54
ARTICLE XX - INTERPRETATION		55
1.	Laws Applicable:	55
2.	Entire Agreement:	55
3.	Amendments and Supplements:	55
4.	Banking Day:	55
5.	No Set Off, Deduction or Counter-claim:	55
6.	Deemed Benefit for Servants, etc.:	56

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7	Responsibility:	56
8.	Time of the Essence:	56
9.	Headings:	57
	Annex A. LETTER OF REFUNDMENT GUARANTEE NO.
	Annex B. PERFORMANCE GUARANTEE

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THIS CONTRACT, made and entered into on this 18th day of November, 2003, by and between Ramona Marine Company Limited a corporation incorporated and existing under the laws of Cyprus, having its registered office at Diagoras House, 16 P. Catelaris Street, P.O. Box 25001, 1306 Nicosia, Cyprus (hereinafter referred to as the “BUYER”), of the one part and SAMSUNG HEAVY INDUSTRIES CO. LTD., a corporation incorporated and existing under the laws of the Republic of Korea, having its registered office at 647-9, Yoksam-Dong, Kangnam-Ku, Seoul, Korea 135-080 (hereinafter referred to as the “BUILDER”), of the other part.

W I T N E S S E T H:

In consideration of the mutual covenants herein contained, the BUILDER agrees and undertakes to design, build, launch, equip and complete in accordance with highest shipbuilding practice in Korea, this Contract, the Specifications, the Approved Drawings and the Classification Society Rules (and wherever the term “Classification Society Rules” is used in this Contract, it means the rules of the Classification Society as stipulated in the Contract and the Specifications), in all respects, one (1) Ocean Going Single Screw diesel engine driven fully Cellular Container Vessel as described herein and in the Specifications referred to herein (hereinafter called the “VESSEL” which term shall, where it appears, include its design, drawings, plans, machinery, engines, equipment, fittings, outfittings, appurtenances, furniture, materials, parts, spares, articles and things whatsoever specified or required by the Specifications and/or otherwise under this Contract), at the BUILDER’s shipyard located in Koje Island, Korea (hereinafter called the “Shipyard”) and to deliver and sell the same to the BUYER free and clear of all liens, charges, mortgages and encumbrances, and the BUYER hereby agrees to purchase and accept delivery of the VESSEL from the BUILDER and to pay for the same upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

1.             Description:

The VESSEL shall be a Single Screw Cellular Container VESSEL having the BUILDER’s Hull No. 1561 and shall be designed, constructed, equipped, inspected, tested and ready for sea and suitable in all respects for its intended use for carrying dry cargo containers in accordance with the provisions of this Contract, and the full specifications reference No. CN03086.FS01 October 22, 2003, General Arrangement Drawing reference DWG. No. CN03086.GA01, Maker’s List reference No. CN03086.ML01 and Midship Section Plan reference DWG. No. CN03086.MS01 (hereinafter collectively called the “Specifications”) signed by each of the parties for identification and constituting an integral part hereof. The Approved Drawings, and the Classification Society Rules shall constitute an integral part hereof. A reference hereafter in this Contract to Specifications shall be deemed to include the Approved Drawings and the Classification Society Rules. The BUILDER undertakes that the quality of the design, construction, testing and trials of the VESSEL and the quality of the VESSEL and of her workmanship shall be in accordance with the highest shipbuilding practice in Korea and the warranty provided in Article IX 1. (a) shall be effective to this standard.

 BUYER and the BUILDER hereby undertake the VESSEL shall be the just repeat and series vessel of the BUILDER’s Hull No. 1558 (as a series project). Thus all construction procedure including model test and sea trial etc. shall be done on the basis of the just repeat and series vessel of Hull No. 1558.

The BUYER and BUILDER hereby further undertake that the Specifications, all plans, Manufacturer List and all drawings, made, used and approved in accordance with the Shipbuilding Contracts for BUILDER’s Hull No. 1558, shall be used for the VESSEL without any further approval and modification from the BUYER unless otherwise mutually agreed by both parties.

The BUYER further acknowledge that any change or modification or request therefor to be made by the BUYER during the construction phase of the VESSEL will reduce the series/repeat effects of the relevant vessel as originally contemplated by the parties hereto upon execution of the Shipbuilding Contract and thus, may be acceptable and incorporated at the BUILDER’s sole discretion only upon payment of the costs incurred by the BUILDER due to such change or modification.

2.             Principal Dimensions and Characteristics:

(a)           The BUILDER guarantees that the VESSEL will have the following:

Length, overall	app.	336.7 m
Length, between perpendiculars		321.0 m
Breath, moulded		45.60 m
Depth, moulded		27.2 m
Designed draught, moulded		13.0 m
Scantling draught, moulded		15.0 m
Main Engine	MAN B&W 12K98MC-C
MCR x RPM	93,120 BHP x 104 RPM

NCR (90% MCR)

83,810 BHP

(b)        The BUILDER guarantees that the VESSEL shall have the following Capacity of ISO standard 20’ x 8’ x 8’ 6” Containers (the “Guaranteed Container Capacity”), namely:

Under deck -	4,678 TEU
On deck -	4,902 TEU (in eight tiers + castle stow)
Total	9,580 TEU

(c)           The BUILDER guarantees that the VESSEL shall have a deadweight of not less than 108,330 metric tons on scantling draught as calculated in accordance with the provisions of the Specifications (hereinafter called the “Guaranteed Deadweight”). The actual deadweight of the VESSEL expressed in tonnes of 1,000 kilograms shall be determined in the presence of the Representatives of the BUYER, the Classification Society and the BUILDER on the basis of the actual measurement of the lightweight of the completed VESSEL, and thereafter a certificate of deadweight shall be issued by the BUILDER. The cost, if any, shall be for the account of the BUILDER.

(d)            The BUILDER guarantees that the speed of the VESSEL on sea trial as stipulated and on the conditions prescribed in the Specifications shall be 25.2 knots at 14.5 metres draught at main engine output of 72,880 HP (hereinafter called the “Guaranteed Speed”).

(e)            The BUILDER guarantees that fuel consumption for the main engine, the figure of which shall be calculated by applying I.S.O. reference condition to the result obtained at the shop trial, shall not exceed 126.0 grams/bhp/hour at MCR as stipulated and on the conditions prescribed in the Specifications (hereinafter called the “Guaranteed Fuel Consumption”).

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as indicated in the Specifications.

3.             Classification, Rules and Regulations:

The VESSEL shall be designed, constructed, equipped, inspected, tested and completed in accordance with the rules and regulations (the edition and amendments thereto being in force and effect as of the date of this Contract) of and under special survey of Lloyds Register of Shipping (hereinafter called the “Classification Society”) and shall be distinguished in the register by the symbol of X100A1 Containership, Shipright (SDA, FDA, CM) *IWS, XLMC, UMS, SCM, EP, CAC, NAV1 Details of Class notation shall be in accordance with the Specifications.

Decisions of the Classification Society as to compliance or non-compliance with the classification rules and regulations shall be final and binding upon both parties hereto, except where this Contract provides for Arbitration.

The VESSEL shall comply with rules, regulations, recommendations and requirements of the Authorities in force as of the date of the Contract signing as described and listed in the Specifications, together with all mandatory rules and regulations with amendment, which have already been ratified up to the contract signing date and to come into effect prior to the scheduled delivery date of the VESSEL.

The BUILDER shall arrange with the Classification Society for the assignment by the Classification Society of a representative (hereinafter referred to as the “Classification Surveyor”) to the VESSEL during all stages of construction. All materials, workmanship and major plans used in the construction of the VESSEL shall be subject to inspection and test by the Classification Society in accordance with the rules and regulations of the Classification Society. All fees and charges in connection with or incidental to the classification of the VESSEL, to all certificates required under this Contract and the Specifications, and to compliance with the above specified rules, regulations and requirements, shall be for the account of the BUILDER.

No act or omission of the Classification Society and/or Classification Surveyor shall, in any way, diminish or impair the obligations and liabilities of the BUILDER under the terms of this Contract.

4.             Registration:

The VESSEL, at the time of her delivery and acceptance, shall be registered at the port of registry by the BUYER under the Cypriot or Hong Kong flag at the BUYER’s expense. The BUILDER shall obtain and deliver to the BUYER at delivery and acceptance the Certificates required pursuant to the Specifications.

5.             Contract Specifications and Approved Drawings:

(a)           Subject to provisions of sub-clause (b) hereunder, the Specifications and the Approved Drawings are intended to complement this Contract as well as one another and everything contained in the Specifications and/or the Approved Drawings shall have full force and effect as if incorporated within the body of this Contract.

(b)           (i)            Should there be any inconsistency or discrepancy between this Contract and the Specifications or between this Contract and the Approved Drawings, this Contract shall prevail.

(ii)           Should there be any inconsistency or discrepancy between the Specifications and the Approved Drawings, the Specifications shall prevail.

6.             Subcontracting:

The BUILDER may, at its sole discretion and responsibility, and upon written notice to BUYER subcontract any portion but not the whole, of the construction work of the VESSEL outside the Shipyard but in any event major hull structure parts will be built by the BUILDER provided, however, that the BUILDER shall remain responsible for the performance of this Contract with regard to the work done or materials supplied or used by such subcontractors in accordance with this Contract. Subcontractors shall apply same standard as the BUILDER.

(end of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.             Contract Price:

The purchase price of the VESSEL is Eighty Three Million Nine Hundred Thousand Million United States Dollars (US$ 83,900,000.) including extra costs of US$ 266,600 agreed on October 21, 2003 (hereinafter called the “Contract Price”).

The Contract Price is fixed and not subject to any escalation under any circumstances whatsoever unless otherwise provided in this Contract and includes payment for services in the design, inspection, tests, trials, survey and classification of the VESSEL which shall be rendered by the Classification Society but shall not include the cost of items to be supplied by the BUYER as stipulated in Clause 1 of Article XVI of this Contract.

The Contract Price also includes all costs and expenses for supplying all drawings and plans (except those to be furnished by the BUYER in respect of the BUYER’s Supplies) and designs, machinery, engines, equipment, fittings, outfittings, appurtenances, furniture, materials, parts, spares, articles and things whatsoever and specified or required by the Specifications and/or otherwise under this Contract for the VESSEL, and all other items and acts necessary for the due and punctual performance of BUILDER’s obligations under or pursuant to this Contract.

2.             Adjustment of Contract Price:

Increase or decrease of the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract shall be adjusted by way of addition to or subtraction from the Contract Price upon delivery of the VESSEL in the manner as hereinafter provided.

3.             Currency:

Any and all payments which are due under this Contract or to be refunded under the terms thereof shall be made in United States Dollars.

4.             Terms of Payment:

The Contract Price shall be due and payable by the BUYER to the BUILDER in four installments as follows:

(a)           First Installment:

The first installment amounting to US$ 4,195,000 shall be payable as set out in clause 5(a) of this Article.

(b)           Second Installment:

The second installment amounting to US$ 4,195,000 shall be due and payable as set out in Clause 5 (b) of this Article.

(c)           Third Installment:

The third installment amounting to US$ 67,120,000 shall be due and payable as set out in Clause 5 (c) of this Article.

(d)           Delivery Installment:

The Delivery Installment amounting to US$ 8,390,000 plus any increase or minus any decrease due to adjustment of the Contract Price under the provisions of this Contract shall be due and payable simultaneously with the delivery to and acceptance of the VESSEL by the BUYER as set out in Clause 5 (d) of this Article.

5.             Method of Payment:

(a)           First Installment:

By November 25, 2003, the BUYER shall remit by telegraphic transfer the first installment after the BUYER’S receipt from the BUILDER of the signed copy of Letter of Refundment Guarantee by fax as set forth in clause 9 of this Article to the Export-Import Bank of Korea, Head office Seoul (account No. 04-029-695) with Deutsche Bank Trust Company Americas, 60 Wall Street, Mail Stop NYC 60-1310, New York, NY10005, U.S.A. in favor of Samsung Heavy Industries Co., Ltd., or to the account of such other bank in New York which the BUILDER may designate in writing (herein referred to as the “BUILDER’s Bank”) in favor of Samsung Heavy Industries Co., Ltd.

(b)           Second Installment:

By December 1, 2003, the BUYER shall remit by telegraphic transfer the second installment to the account mentioned in clause 5 (a) above.

(c)           Third Installment:

By January 31, 2004, the BUYER shall remit by telegraphic transfer the third installment to the account mentioned in clause 5 (a) above.

In the event the BUYER does not expect to obtain the financing by December 31, 2003, the BUYER may request a month extension of the Due Date so as to defer the BUYER’s payment of the Third

Instalment up until February 28, 2004. The BUYER must request the extension in writing and with reasons. The BUILDER shall have a right to grant, in its sole discretion, a month extension provided, which not to be unreasonably withhold. In such event of extension and deferment, the interest rate applying to interest which shall accrue on the Third Instalment at the rate of 5% per annum and be computed starting from January 31, 2004 through (including) to the earlier of the actual date of payment and February 28, 2004. The accrued default interest (the “Default Interest”) shall be paid to the BUILDER, together with the Third Instalment.

(d)           Delivery Installment:

The BUYER shall pay the installment due on delivery of the VESSEL (the “Delivery Installment”) in the following way: At least one (1) Banking Day prior to the scheduled Delivery Date of the VESSEL, the BUYER shall procure that a first class bank (the “Remitting Bank”) issue a tested key telex to the BUILDER’s Bank containing an irrevocable undertaking by the Remitting Bank that funds shall be transferred to the BUILDER’s Bank for value on the scheduled delivery date and held to the order of the Remitting Bank for release to Samsung Heavy Industries Co., Ltd. against presentation by the BUILDER to the BUILDER’s Bank of a duplicate original copy of the Protocol of Delivery and Acceptance of the VESSEL duly executed by the BUYER and the BUILDER, evidencing the delivery of the VESSEL to and her acceptance by the BUYER.

No later than five (5) Banking Days prior to the scheduled date for the acceptance of delivery of the VESSEL, the parties hereto shall execute an agreement on all adjustments of the Contract Price, if any. Notwithstanding the foregoing, adjustment in connection with the delay in delivery of the VESSEL shall be made on delivery. If the parties cannot agree on the said adjustments, delivery of the VESSEL shall take place as provided herein and the adjustments shall be determined by arbitration pursuant to Article XII herein.

If any of the above payment dates is not a Banking Day then the payment(s) so due on such non-Banking Day shall be understood to be payable on the next Banking Day after the date on which payment should have been made in accordance with this Clause.

(e)           Default Interest and Others

In the event of default in the payment of any installment in sub-clause (a) through (d) of this Clause 5, the BUYER shall pay default interest, charges and expenses in accordance with Clause 2 (a) of Article XI hereof.

6.             Notice of Payment on or before Delivery:

With the exception of the first installment, the BUILDER shall give the BUYER at least fourteen (14) Banking Days prior notice in writing by telex or facsimile confirmed in writing by registered air mail confirming the due date and amount of each installment payable on or before delivery of the VESSEL.

7.             Expenses:

All charges, expenses and bank charges outside of Korea for remitting payments and any taxes, duties, expenses and fees outside of Korea connected with such payment shall be for the account of the BUYER except for the BUILDER’s receiving bank. All charges, expenses and bank charges and any taxes, duties, expenses and fees arising inside Korea for remitting payment shall be for the account of BUILDER.

8.             Advance Payment:

The payment of the Contract Price by way of the installments set out in Clause 4 of this Article shall be in the nature of advance(s) and shall be subject to refund to the BUYER in accordance with the provisions of this Contract.

9.             Refundment Guarantee:

As security for refund of installments including interest prior to delivery of the VESSEL, the BUILDER shall, as provided in Clause 5(a) of this Article, furnish the BUYER with an Irrevocable Letter of Refundment Guarantee in favour of the BUYER issued by Export-Import Bank of Korea, acceptable to the Buyer (hereinafter called the “Refundment Guarantee”) covering the amount of all of the first, second and third installments from the BUYER. The receipt of such Refundment Guarantee is a pre-condition to payment of the first, second and third installments. The Refundment Guarantee shall be in the form of Exhibit “A” attached hereto.

(end of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of any of the following contingencies (it being agreed and understood by both parties that any reduction of the Contract Price under this Article is by way of liquidated damages and not by way of penalty), namely:

1.             Delivery:

(a)           No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight in Korea of the thirtieth (30th) day of delay).

(b)           If the delivery of the VESSEL is delayed by more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight in Korea of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deduction therefrom as follows: from the 31st day to 90th day - US$ 40,000.- per day and pro rata for part of a day; from the 91st day to the 150th day - US$ 45,000.- per day and pro rata for part of a day. However, the total reduction in the Contract Price shall not exceed the amount due to cover the delay of 120 days after the first 30 days hereinabove referred to for the delay in delivery of the VESSEL at the rate of reduction as specified above.

(c)           However, if the delay in delivery of the VESSEL should continue for a period of one hundred and fifty (150) days from the Delivery Date, then in such event, and after such period has expired, the BUYER may, at its option, rescind this Contract in accordance with the provisions of Article X hereof and reject the VESSEL.

The BUILDER may, at any time after the expiration of the aforementioned one hundred and fifty (150) days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall within twenty (20) days after such demand is received by it notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at an agreed future date. If the BUYER shall not make an election within twenty (20) days as provided herein above, the BUYER shall be deemed to have accepted such extension of the delivery date to the future delivery date indicated by the BUILDER and it being understood by the parties hereto that if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as herein above provided. The reduction in the Contract Price shall apply in case of agreed future date of delivery.

(d)           For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into account all postponements of the Delivery Date by reason of Permissible Delay as defined in Article VIII, is not delivered by the date upon which delivery is required under the terms of this Contract.

2.             Speed:

(a)           The Contract Price shall not be affected or changed by reason of the actual trial speed (as determined according to the Specifications) being less than the Guaranteed Speed, if such deficiency is not more than four-tenths (4/10) of one (1) knot below the Guaranteed Speed.

(b)           However, if such deficiency is more than four-tenths (4/10) of one (1) knot, then the Contract Price shall be reduced by EightyFour Thousand United States Dollars (US$ 84,000) for each successive whole one-tenth (1/10) of a knot and pro rata for any fraction thereof in excess of a deficiency of four-tenths (4/10) of a knot.

(c)           If the deficiency in the actual trial speed upon final sea trial is seven-tenths (7/10) of a knot or more below the Guaranteed Speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided that the total reduction does not exceed Two Hundred and Fifty Two Thousand United States Dollars (US$ 252,000.).

3.             Fuel Consumption:

(a)           The Contract Price shall not be affected or changed in case the actual fuel consumption, as determined by the engine manufacturer’s shop trial as specified in the Specifications, is not more than tolerance margin of five percent (5%) in excess of the Guaranteed Fuel Consumption.

(b)           However, in the event that the actual fuel consumption at the shop trial is in excess of five percent (5%) of the Guaranteed Fuel Consumption, the Contract Price shall be reduced by the sum of Sixty Thousand United States Dollars (US$60,000) for each full one percent (1%) increase in fuel consumption and pro rata for any fraction of one percent (1%) of the Guaranteed Fuel Consumption in excess of the said five percent (5%) up to maximum of eight percent (8%) over the Guaranteed Fuel Consumption.

(c)           If the fuel consumption of the main engine exceeds the Guaranteed Fuel Consumption by more than eight percent (8%), then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for eight percent (8%) only, that is, at a total reduction of One Hundred and Eighty Thousand United Stated Dollars (US$180,000).

4.             Deadweight:

(a)           In the event that the actual deadweight of the VESSEL as determined in accordance with the Specifications is less than the Guaranteed Deadweight, the Contract Price shall be reduced by the sum of Six Hundred United States Dollars (US$600) for each full metric ton of such deficiency being more than One Thousand Five Hundred (1,500) metric tons.

(b)           In the event of such deficiency in the actual deadweight of the VESSEL being Three Thousand Nine Hundred (3,900) metric tons or more, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof or accept the VESSEL at a reduction in the Contract Price as above provided for Three Thousand Nine Hundred (3,900) metric tons only, that is, at a total reduction of One Million Four Hundred Forty Thousand United States Dollars (US$ 1,440,000).

5.             Container capacity:

(a)           In the event that the actual container capacity of the VESSEL as determined in accordance with the Specifications is less than the Guaranteed Container Capacity by more than 35 TEUs, the Contract Price shall be reduced by the sum of Thirty Five Thousand United States Dollars (US$35,000) for each container TEU of deficiency in excess of 35 TEUs.

(b)           In the event of such deficiency being 90 TEU containers or more the BUYER may, at its option reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof or may accept the VESSEL at a total reduction in the Contract Price as above provided of One Million Nine Hundred Twenty Five Thousand United States Dollars (US$1,925,000).

6.             Reductions to be Independent of Each Other:

Reductions permitted herein are independent of each other and in the event of there being contingencies which necessitate the application of two or more paragraphs, there shall be separate reductions in the Contract Price in respect of each contingency.

7.             Effect of Rescission:

It is expressly understood and agreed by the parties that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages or any other recourse unless by means of the provisions of Article X hereof.

(end of Article)

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.             Approval of Plans and Drawings:

(a)           The BUILDER shall submit to the BUYER three (3) copies of the plans and drawings to be submitted thereto for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within twenty four (24) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the BUYER’s approval or comments written thereon, if any. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)           When and if the Representatives shall have been sent by the BUYER to the Shipyard in accordance with Clause 2 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the Representatives for his approval, unless otherwise advised by the BUYER.

The Representatives shall, within eighteen (18) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any.

Approval by the Representatives of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this Contract (the “Approved Drawings”).

(c)           In the event that the BUYER or Representatives shall fail to return the plans and drawings to the BUILDER by fax or otherwise within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

Notwithstanding this Article IV. 1. (Approval of Plans and Drawings) above, the BUYER and the BUILDER hereby agree and undertake that the Specifications, all plans, Manufacture List and all drawings, made, used and approved in accordance with the Shipbuilding Contracts for BUILDER’s Hull No. 1558, shall be used for the VESSEL without any further approval and modification from the BUYER unless otherwise mutually agreed by both parties.

The BUYER further acknowledge that any change or modification or request therefor to be made by the BUYER during the construction phase of the VESSEL will reduce the series/repeat effects of the relevant vessel as originally contemplated by the parties hereto upon execution of the Shipbuilding Contract and thus, may be acceptable and incorporated at the BUILDER’s sole discretion only upon payment of the costs incurred by the BUILDER due to such change or modification.

2.             Appointment of BUYER’s Representatives:

The Buyer may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one or more Representatives who shall be duly authorized in writing by the BUYER (herein called the “Representatives”) to supervise the construction by the BUILDER of the VESSEL and to act on behalf of the BUYER in connection with the modifications of the Specifications, approval of the plans and drawings, attendance to the tests, inspections and trials relating to the VESSEL, and any other matters for which he is specifically authorized by the BUYER. The Representatives may appoint assistant(s) to attend at the Shipyard for the purposes as aforesaid.

Upon appointment of the Representatives, the BUYER shall notify the BUILDER in writing of the name and the scope of authority of the Representatives to be dispatched as a single unified team to the BUILDER’s yard for supervision of the construction of the VESSEL. Further, the BUYER understands and agrees that regardless of any Technical Agreement, any and all communications and correspondences relating to the construction of the VESSEL shall be made through the BUYER only. Before the commencement of any item of work under this Contract, the BUILDER shall, whenever reasonably required previously exhibit, furnish to, and within the limits of the Representative’s authority, secure the approval from the Representatives of any plans and drawings prepared in connection therewith.

3.             Inspection by BUYER’s Representatives:

The necessary inspections and testing of the VESSEL shall be carried out by the Classification Society, other regulatory bodies and an inspection team of the BUYER, including the Representatives, throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications.

4.             Rights of the Representatives:

(a)           The Representatives shall, at all times during the construction until delivery and acceptance of the VESSEL, have the reasonable right to inspect the VESSEL and all work in progress, materials utilized and quality of work in connection with the construction thereof wherever such work is being done within the Shipyard’s premises or wherever such materials and equipment are stored, for the purpose of determining that the VESSEL is being constructed in accordance with the terms of this Contract and the Specifications.

(b)           The Representatives shall have the unrestricted right to visit the VESSEL and all work in progress. The Representatives shall also have the reasonable right to visit, with the BUILDER’s attendance or introduction as necessary, all property and premises utilized in connection with the construction of the VESSEL, wherever and whenever such premises is being utilized or such property is stored.

(c)           The construction of the VESSEL shall be subjected, throughout the entire period of construction, to quality control by a quality control department of the BUILDER. The necessary tests and inspection by the Classification Society and other regulatory bodies concerned shall also be carried out and recorded and all results of quality control and tests and inspections shall be communicated in the form documented, or in the absence of documentation, orally, to the Representatives.

(d)           The Representatives may attend during construction of the VESSEL, tests and inspection of the VESSEL, its machinery and equipment. The BUILDER shall give the Representatives at least one (1) week advance notice for tests and inspections within the Shipyard stating particulars of any tests or inspections which may be attended by the Representatives provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. Notice of tests and inspections to be conducted shall also be given to the Representatives latest up to 5:00 p.m. of the day prior to the day on which any tests or inspections shall occur.

For test or inspections outside the Shipyard, including manufacturer’s shop tests, sufficient advance notice to allow for the Representatives to arrange transportation shall be given. This advance notice should not be less than seven (7) days for tests or inspections that require air travel for attendance.

Inspection schedule must be reasonable at all times in order to allow the BUYER’s Representatives to carry out their duties properly and inspections must be spread over a reasonable time, but to follow building schedule at the same rate. In principle, inspections will not take place on Saturdays, Sundays and Holidays, unless mutually agreed upon and necessary in order to meet the BUILDER’s schedule.

Failure of the Representatives to be present at the tests and inspections after due notice shall be deemed to be a waiver of the BUYER’s right to be present. In such case the BUYER shall be obliged to accept the result of such test on the basis of the BUILDER’s certificate, signed by the Classification Society, that the said result is conforming to the provisions of this Contract and the Specifications.

(e)           The Representatives shall notify the BUILDER promptly, in writing, if, in his opinion, the VESSEL is not being constructed in accordance with this Contract or the Specifications. The BUYER may at its election send a copy of such notification to the Classification Society.

(f)            No act or omission of the Representatives or his assistants shall, in any way, diminish or impair the liability of the BUILDER under this Contract and/or the Specifications.

(g)           The Representatives shall advise and consult the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

(h)           The inspection thus exercised on behalf of the BUYER shall not alter or diminish the responsibility of the BUILDER to construct the VESSEL in accordance with the Contract and the Specifications.

(i)            In the events that the Representatives shall advise the BUILDER that he has discovered and believes the VESSEL is not being constructed in accordance with this Contract or the Specifications, and the BUILDER shall not agree with the views of the Representatives in such respect, as provided in Clause (e) of this Article, either the BUYER or the BUILDER shall seek a decision of the Classification Society in accordance with clause 1 of Article XII of this Contract.

The Classification Society shall determine whether or not a non-conformity with the provisions of this Contract or the Specifications exists. If the Classification Society enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL and the BUYER so agrees, which shall not be unreasonably withheld, but without prejudice to BUYER’s other rights under this Contract, the Contract Price shall be fairly and reasonably reduced (as agreed between the Parties hereto and failing which by Arbitration as hereinafter provided) in lieu of such alterations and changes.

If the Classification Society enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

The BUILDER undertakes to inform the Classification Society in writing within thirty (30) days of the date of this Contract that the BUILDER has no objection to the BUYER making an arrangement with the Classification Society for receiving copies of any technical correspondence exchanged between the BUILDER and the Classification Society in the course of design, testing, approval, inspection, survey, supervision, certification and construction of the VESSEL.

5.             Facilities:

The BUILDER shall, at no cost to the BUYER, furnish suitably lighted, and air conditioned office space, for a team of not less than six (6) Representatives all along, including changing room, toilet and shower space, office furniture, drawing table and filing cabinets. Separate telephone lines and facsimile receiver to be provided in Representatives office and international communication service shall be paid by the BUYER at normal rate of charges of Korean telecommunication company. However, the changing room, toilet and shower space shall be supplied as public facilities.

During the last forty five (45) days of the period of construction of the VESSEL, office space shall be provided to accommodate the VESSEL’s senior officers as far as practicable in the Representatives’ office space.

With an ample prior notice by the BUYER, the BUILDER shall arrange for the Representatives suitable and convenient living quarters nearest possible to the Shipyard and are to provide for the purpose thereof apartments/houses fully furnished and equipped in Western style with minimum two (2) bedrooms and one (1) living room for each Representatives, all at the BUYER’s expenses.

If accommodation is not arranged before arrival of Representatives the BUILDER shall provide hotel accommodation (of minimum four (4) star class) until accommodation is arranged in all respects. Transportation to and from the Shipyard for Representatives and transportation for Representatives to and from the BUILDER’s sub-contractors for inspections shall be arranged by the BUILDER during the whole building period in accordance with BUILDER’s practice.

6.             Liability of BUILDER:

The Representatives and his assistant(s) shall at all times be deemed to be the employees of the BUYER and not of the BUILDER.

The BUILDER shall be under no liability whatsoever to the BUYER, the Representatives or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, was caused by negligence or willful misconduct of the BUILDER, or of any of its employees or agents or subcontractors.

Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Representatives or his assistant(s) for damage to, or loss or destruction of property of the BUYER or of the BUYER’s Representatives or his assistant(s), unless such damage, loss or destruction was caused by negligence or willful misconduct of the BUILDER or of any of its employees or agents or subcontractors.

7.             Responsibility of BUYER:

The BUYER shall undertake and assure that the Representatives and his assistant(s) shall carry out their duties hereunder in accordance with the normal shipbuilding practice and in such a way so as to avoid any unreasonable disturbance in the construction schedule of the BUILDER in respect of the VESSEL.

The Representatives and his assistant(s) shall observe the work rules and regulations prevailing at the BUILDER’s and its subcontractors’ and suppliers’ premises.

8.             Information to Representatives:

The BUILDER shall promptly provide all required information to the Representatives and his assistant(s) and shall secure that its subcontractors and suppliers shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL.

(end of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.             How Effected:

Any modifications and/or changes in the Specifications under which the VESSEL is to be constructed shall be made by written agreement of the parties hereto provided, however, that any modifications and/or changes will not adversely affect the BUILDER’s planning or programme in relation to the BUILDER’s other commitments and if the BUYER and BUILDER shall agree to adjustment of the Contract Price, time for delivery of the VESSEL and other terms and conditions of this Contract as hereinafter provided. The BUILDER hereby agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonably possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract, or the Specifications or the Approved Drawings occasioned by such modifications and/or changes.

The aforementioned agreement to modify and/or change the Specifications and/or Approved Drawings may be effected by an exchange of letters signed by the authorized Representatives of the parties hereto, or telex or facsimile confirmed in writing, manifesting such agreement. Such letters and confirmed telex and facsimile exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications, and such letters and telex and facsimile shall be incorporated into this Contract and made a part hereof.

The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s written approval which shall not be unreasonably withheld.

2.             Changes in Rules of Classification Society, Regulations, etc.:

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a)           If such alterations or changes are compulsory for the VESSEL,

either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree to reasonable adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alternations or changes.

(b)           If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then the BUYER shall notify the BUILDER of such intention. The BUILDER shall accept such alterations or changes, provided that such alterations or changes will not, in the judgment of the BUILDER, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree to reasonable adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alternations or changes. Agreements as to such alterations or changes under this Paragraph 2 shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

3.             Substitution of Materials:

In the event that any of the materials and equipment more specifically described in the definition of VESSEL and required by the Specifications or otherwise under this Contract for the construction of the VESSEL can not be procured in time to effect delivery of the VESSEL, or are in short supply to maintain the delivery date of the VESSEL, the BUILDER may, provided the BUYER so agrees in writing, supply other materials and equipment of the best available and like quality, meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials and equipment shall be effected in the manner as provided in Clause 1 of this Article, and shall, likewise, be in accordance with the terms and conditions of this Contract affected by such substitution.

(end of Article)

ARTICLE VI - TRIALS AND ACCEPTANCE

The sea trial shall be done on the basis that the VESSEL is the repeat and series vessel of BUILDER’s Hull No. 1558.

1.             Notice:

The sea trial shall start when the VESSEL is ready for the sea trial according to the Specifications.

The BUILDER shall give the BUYER at least Thirty (30) days estimated prior notice and Seven (7) days confirming prior notice by telefax or facsimile confirmed in writing of the time and place of any trial run of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall have its Representatives on board the VESSEL to witness such trial run.

Should such Representatives fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the Classification Surveyor only without the Representatives of the BUYER being present and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the Classification Society and certificate of the BUILDER stating that the VESSEL, upon trial run, is found to conform to this Contract and Specifications.

2.             Weather Condition:

The trial run shall be carried out under the weather condition which is deemed favorable enough by the judgment of the BUILDER. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavourable (i.e. at least sea and wind state of Beaufort 3) that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavourable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as Permissible Delay in the delivery of the VESSEL.

3.             How Conducted:

(a)           The VESSEL shall run the official sea trial in the manner as specified in the Specifications and shall prove fulfillment of the performance requirements for the trial run as set forth in the Specification.

(b)           All expenses in connection with the trial run (including bunkers, diesel oil, lubricating oil and greases) including proper insurance are to be for account of the BUILDER and the BUILDER shall provide, at its own expense, the necessary crew to comply with conditions of safe navigation.

4.             Method of Acceptance or Rejection:

(a)           Upon completion of the trial run, the BUILDER shall give the BUYER a notice by telex or facsimile confirmed in writing of completion of the trial run and promptly provide the BUYER with all protocols and records of tests and trials, as and if the BUILDER considers that the results of the trial run prove conformity of the VESSEL to this Contract and Specifications.

The BUYER shall, within Six (6) working days after receipt of the aforementioned records of tests and trials from the BUILDER, notify the BUILDER by telex or facsimile confirmed in writing of its acceptance or rejection of the VESSEL’s conformity to this Contract and the Specifications.

(b)           Should the records of tests and trials indicate that the VESSEL does not conform to the requirements of this Contract or the Specifications and if the BUILDER agrees with the BUYER’s notice of non-conformity, then the BUILDER shall promptly take the necessary steps to correct such non-conformity and notify the BUYER promptly in writing or by telex or facsimile confirmed in writing advising the BUYER of the estimated additional time required for the necessary alterations to correct such non-conformity.

Upon completion of correction of such non-conformity, new trial run or runs as necessary will be made to prove conformity of the VESSEL to this Contract and Specifications if so found necessary by the BUILDER, the Classification Society and the Representatives. The BUILDER shall notify the BUYER of the time and place of any new trial run no less than five (5) working days beforehand, unless otherwise mutually agreed to. All provisions of the trial run shall apply to such new trial run.

Notwithstanding the aforesaid, the BUYER may accept the VESSEL qualifying its acceptance by reservations regarding works or parts which have not been completed or properly installed prior to such acceptance. In the event that BUYER makes such qualified acceptance the parties will reach an agreement in writing, prior to the delivery of the VESSEL, as to how and when to remedy the items being the subject of the qualified acceptance, at the BUILDER’s cost and expense, either before or after the delivery, as quickly as possible, without delaying the date of delivery and without causing the BUYER inconvenience in the operation of the VESSEL.

(c)           In the event that the BUILDER fails to correct any non-conformity of which it has been given notice by the BUYER, which non-conformity has been confirmed by the Classification Society, the BUYER shall indicate what aspect of the VESSEL does not conform to this Contract and/or the Specifications and the BUILDER shall promptly correct those non-conformities.

(d)           In the event that the BUYER fails to give notice to the BUILDER by fax and/or telex confirmed in writing of the VESSEL within the period as provided in the above sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)           Any dispute between the BUILDER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the Specifications shall be submitted for final decision in accordance with Article XII hereof.

5.             Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding in so far as conformity of the VESSEL to this Contract and Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other requirements for delivery as provided in Article VII hereof. However, the BUYER’s acceptance of the VESSEL shall not affect the BUYER’s right under Article IX hereof and/or under law.

6.      Disposition of Surplus Consumable Stores:

(a)     Any fuel oil, lubricating oil and greases furnished and paid for by the BUILDER for trial runs remaining on the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the

BUYER from the BUILDER at the BUILDER’s net purchase price for such supply in Korea and the payment by the BUYER thereof shall be made at the time of delivery of the VESSEL.

(b)    If any of the consumables under (a) above are furnished by the BUYER, BUILDER shall pay at time of delivery for quantities consumed until delivery at BUYERS net purchase price.

(end of Article)

ARTICLE VII - DELIVERY

1.             Time and Place:

The VESSEL, duly completed in accordance with this Contract and the Specifications, shall be delivered by the BUILDER to the BUYER at the BUILDER’s wharf at the Shipyard safely afloat on or before January 31, 2007 (hereinafter called the “Delivery Date”) after completion of satisfactory tests and trials and acceptance in accordance with Article VI hereof, except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned Delivery Date of the VESSEL shall be postponed accordingly.

Earlier Delivery Date is subject to BUYER’s prior written consent, such consent not to be unreasonably withheld.

2.             When and How Effected:

Provided that the BUILDER and the BUYER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the VESSEL shall be effected forthwith upon acceptance thereof by the BUYER, by concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which Protocol of Delivery and Acceptance shall be prepared in duplicate and signed by each of the parties hereto with additional copies as required by the BUYER or the BUILDER.

3.             Documents to be delivered to BUYER:

Acceptance of the VESSEL by the BUYER shall be conditional upon receipt by the BUYER from the BUILDER of the following duly authenticated documents (all in the English language), which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)           PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(b)           PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, as specified in the

Specifications.

(c)           PROTOCOL OF STORES OF CONSUMABLE NATURE covering items referred to under Clause 6 of Article VI hereof.

(d)           ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications and for the customary shipbuilding practice.

It is agreed that if, through no fault on the part of the BUILDER, the Classifications certificates and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates valid for at least five (5) months shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such certificates have been issued, but in any event timely before the expiry of the provisional certificates.

All certificates to be delivered to the BUYER hereunder pursuant hereto shall be clean and valid in every respect and without any recommendation or notation.

(e)           DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Korean governmental authorities whether national or local as well as of all liabilities of the BUILDER to its subcontractors, suppliers, employees and crew(s), and of all the liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(f)            DRAWINGS AND PLANS in quadruplicate pertaining to the VESSEL, including List of Finished Plans and As Built Specs and the trim and stability booklet, technical descriptions, test results and other data, information and documents in the possession of the BUILDER concerning the design and construction of the VESSEL which shall be forwarded to the BUYER at no additional cost as stipulated in the Specifications.

(g)           COMMERCIAL INVOICE

(h)           BILL OF SALE

(i)            BUILDER’s CERTIFICATE

If required by the BUYER, the BUILDER shall arrange for the notarization and legalization in Korea by a consulate of the VESSEL’s country of registration of any of the listed documents/certificates which may be required to be notarized/legalized for the purposes of the BUYER’s registration.

4.             Tender of VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after fulfillment of all BUILDER’s obligations as provided herein.

5.             Title and Risk:

Title to and risk of loss of or damage to the VESSEL shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of or damage to the VESSEL and her equipment and risk of items and materials supplied by the BUYER or its suppliers shall be with the BUILDER.

Notwithstanding the provisions of this Article, the title to the material and equipment supplied by the BUYER shall remain with the BUYER.

6.             Removal of VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and, if so requested by the BUILDER shall remove the VESSEL from the premises of the Shipyard within five (5) days after delivery and acceptance thereof is effected.

If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid five (5) days, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

7.             Notices:

Prior to the delivery of the VESSEL, the BUILDER shall give notice to the BUYER with the following schedule:

90 DAYS PRIOR TO DELIVERY - 30 DAYS ESTIMATED DELIVERY DATE;

60 DAYS PRIOR TO DELIVERY - 10 DAYS ESTIMATED DELIVERY DATE;

30 DAYS PRIOR TO DELIVERY - 7 DAYS ESTIMATED DELIVERY DATE;

15 DAYS PRIOR TO DELIVERY - 1 DAY DEFINITE DELIVERY DATE

(end of Article)

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.             Causes of Delay (Force Majeure):

If, at any time before the actual delivery, either the construction of the VESSEL or any performance required as a prerequisite of delivery of the VESSEL is delayed due to Acts of God; acts of princes or rulers; compulsory requirements of government authorities; war, blockade, revolution, insurrections, mobilization, civil war; vandalism; sabotages, strikes in the shipbuilding industry in Korea, lockouts or other labor disturbances; plague or other epidemic quarantines; flood, typhoon, hurricanes, or other unusual severe weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions; embargoes; import restrictions; inability to obtain delivery or delays in delivery of machinery or equipment, provided that at the time of timely ordering the same could reasonably be expected by the BUILDER to be delivered in time; prolonged failure of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care; casting or forging rejects or the like; delays caused by the Classification Society or other bodies whose documents are required; destruction of or severe damage to the Shipyard or works of the BUILDER, its relevant subcontractors or suppliers, or of or to the VESSEL or any part thereof, by any causes herein described; other causes or accidents beyond the reasonable control of the BUILDER, its relevant subcontractors or suppliers of a parallel nature whether or not indicated by the foregoing words; provided all the foregoing events where not existing and known to the BUILDER at the date of this Contract or the effect of which could not have been avoided or reduced by the exercise of due diligence by the BUILDER or his relevant subcontractors, as the case may be, and provided further that the events and/or delays were not caused or contributed by the negligence or misconduct of the BUILDER or his relevant sub-contractors, as the case may be; and provided further that any of the above events directly affect the construction schedule of the VESSEL; then and in any such case, the date of delivery shall be postponed for a period of one day for every one working day actually lost by any of the aforesaid events.

The BUILDER shall take immediate steps to overcome and mitigate the delay and to recover time lost, if any. Delays resulting from contingencies occurring simultaneously shall count as one delay only.

Any cause of delay for which the BUILDER claims that it is entitled to a postponement of the Delivery Date under this Contract resulting from the BUILDER’s subcontractors shall be subject to any of the aforementioned contingencies being applicable to the subcontractors.

2.             Notice of Delay:

As soon as possible after and in any event within seven (7) days after the date of the commencement of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date excluding days due to arbitration, the BUILDER shall notify the BUYER in writing or by telex or facsimile confirmed in writing of the date when such cause of delay commenced and the reasons thereof, and the estimated duration of the probable delay in delivery of the VESSEL, and shall provide the BUYER, if available, evidence to justify the delay claimed. Likewise, within seven (7) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by telex or facsimile confirmed in writing of the date when such cause of delay ended.

In any event the BUILDER shall also notify the BUYER of the period of time by which the BUILDER claims the Delivery Date should be postponed by reason of such cause of delay within the same seven (7) days period as aforesaid. Failure of the BUILDER to notify the BUYER of its claim for postponement of the Delivery Date within a period of seven (7) days from the date of cessation of the event causing the delay shall be deemed a waiver of its claim.

Failure of the BUYER to object to the BUILDER’s claim for postponement of the Delivery Date within Fourteen (14) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date.

The burden of proof shall always be on the BUILDER to establish the facts entitling it to rely on this clause and that due notices were given and that it has taken all reasonable steps to avoid or mitigate the delay.

3.             Definition of Permissible Delay:

Delays on account of such causes as specified in Clause 1 of this Article and any other delay of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be Permissible Delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment and/or the Contract is subject to rescission as provided for respectively in Article III and Article X hereof.

4.             Right to Rescind for Excessive Delay:

If the total accumulated time of all delays claimed by the BUILDER on account of the causes specified in Clause 1 of this Article, excluding other delays of the nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to one hundred and fifty (150) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying the rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty one (21) days after such demand is received by the BUYER, either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to an agreed specific future date. If the BUYER elects to consent to the postponement of the Delivery Date at such agreed specific future date, then such date shall become the contractual delivery date, for the purpose of this Contract and if the VESSEL is not delivered by such revised delivery date, the BUYER shall have the same right of rescission upon the same terms as herein provided.

(end of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.             Guarantee:

(a)           The BUILDER guarantees the VESSEL in her entirety and each and every part thereof and in particular but without prejudice to the generality of the foregoing, her design, drawing, plans, the hull and all machinery, engines, engine room auxiliaries, equipment, fittings, outfittings, appurtenances, furniture, parts, spares, and materials manufactured, furnished, installed or incorporated in the VESSEL by the BUILDER and/or its subcontractors under this Contract against all defects, omissions, shortages and non-conformity, defective or unsuitable materials or equipment, faulty design and/or performance or poor workmanship, (hereinafter collectively referred to as “Defect(s)”), whether or not such Defect(s) affect seaworthiness or class, provided such Defect(s) have arisen within a period of twelve (12) calendar months as from the date when the VESSEL was delivered to and accepted by the BUYER, (hereinafter referred to as the “Guarantee Period”), provided that such Defect(s) are not the result of an accident, ordinary wear and tear, misuse, negligence or willful neglect or omissions on the part of the BUYER, its employees or agents.

The BUILDER shall pass to the BUYER information about any claims that the BUILDER may have against subcontractors for Defect(s) in deliveries to the VESSEL, without in any way, diminishing the BUILDER’s guarantee as aforesaid.

(b)           In the event that the normal guarantee period stipulated by manufacturers or suppliers or various components of machinery, materials of equipment, appurtenances and outfit furnished to the BUILDER and embodied in the VESSEL exceeds the aforesaid twelve (12) calendar months Guarantee Period, the benefits of such extended guarantee rights shall be made available to the BUYER by the BUILDER without any additional cost to the BUYER.

(c)           Notwithstanding the foregoing, the BUILDER shall be responsible to arrange that the paint manufacturer shall guarantee defects in paint and/or application on under water parts of the VESSEL for additional 12 calendar months commencing from the end of the Guarantee Period.

2.             Notice of Defects:

The BUYER or its duly authorized Representatives shall notify the BUILDER in writing, or by telex or facsimile confirmed in writing of any

Defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The BUYER’s written notice shall describe in reasonable detail the nature and extent of the Defect(s).

The BUILDER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period unless notice of such Defect is received by the BUILDER not later than thirty (30) days after such expiry date. Telex or facsimile advice within twenty (20) days that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that full description of such Defect(s) in written form shall be received by the BUILDER not later than thirty (30) days after such expiry date.

3.             Remedy of Defects:

(a)           The BUILDER shall remedy, at its cost and expense, any Defect(s) against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements as well as dismantling, removal, reassembling and incidental works at the Shipyard or elsewhere as provided in Sub-clause (b) of this Clause, at the BUYER’s convenience.

If the cause of the Defect(s) is not known or if the Defect(s) is of a recurring nature the BUILDER shall, at its expense, explore the reason for such Defect(s) and take all necessary steps and measures to remedy same in such a way as to eliminate the reoccurrence thereof.

(b)           However, if, in the BUYER’s sole discretion, it is impracticable to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable by the BUYER for the purpose (including by the VESSEL’s crew), provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements for the VESSEL to be made at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing by telex or facsimile confirmed in writing of the time and place when and where such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right at its own cost and expense to verify by its own representatives the nature, cause and extent of the Defect(s) complained of. It is understood that defects to underwater parts of the VESSEL, which were found and detected during the Guarantee Period, may be made good at the time of the first dry-docking of the VESSEL following the expiration of the Guarantee Period.

The BUILDER shall, in such case, promptly advise the BUYER by telex or facsimile confirmed in writing, after such examination has been completed, of its acceptance or rejection of the Defect(s) as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the Defect(s) as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall pay to the BUYER for such repairs or replacements a sum equal to the reasonable cost of making the same repairs or replacements in a first class Korean shipyard, at the prices prevailing at the time of such repairs or replacements are made. Payment for the work done to remedy the Defect(s) shall be settled regularly during the Guarantee Period and the actual reimbursement for the guarantee shall be made in a lump sum at the expiry of the Guarantee Period for minor items (up to US$50,000) and promptly by the BUILDER after settlement of the same for major items.

(c)           In any case, the VESSEL shall be taken, at the BUYER’s cost and responsibility, to the place elected, ready in all respects for such repairs or replacement. In case of breakdown at sea due to Defects the cost of bringing the VESSEL to a repair yard shall be for BUILDER’s account.

(d)           Notwithstanding anything contained in Clause 3 of this Article, the BUYER shall be entitled to require the BUILDER to forward to the VESSEL, wherever it may be, replacement(s) for defective part(s) to which the BUILDER’s guarantee under this Article applies, and in such case the BUILDER shall forward the same by such means as to reach the VESSEL as expeditiously as possible.

In emergency cases when the VESSEL will be prevented from sailing or from completing its voyage, forwarding of replacement(s) as aforesaid will be effected by the BUILDER by air cargo. The BUILDER shall bear and pay all C.I.F. costs of the replacement(s) until they arrive on board the VESSEL.

(e)           Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

4.             Extent of BUILDER’s Responsibility:

(a)           The BUILDER shall have no responsibility or liability for any other defect(s) whatsoever in the VESSEL than the Defect(s) specified in Clause 1 of this Article.

The BUILDER shall not in any circumstances be responsible or liable for any consequential loss, damage or expense including but not limited to loss of time, loss of profit of earning or demurrage directly or indirectly occasioned to the BUYER by reason of the Defect(s) in Clause 1 of this Article.

(b)           The BUILDER shall not be responsible for any defect in any part of the VESSEL which may, subsequently to delivery of the VESSEL, have been replaced or repaired in any way by any other contractor, unless approved by the BUILDER, or for any defect which has been caused or aggravated by omission or negligent use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other occurrence beyond control of the BUILDER as specified in this Contract.

5.             The Guarantee Period shall be extended in, inter alia, the following cases and to the following extent:

(a)           If, during the Guarantee Period, the VESSEL shall not be capable of performing services for periods consisting of at least twenty four (24) hours each and aggregating to eight (8) days or more and such non-capability shall be as a result of any Defect(s) covered by the BUILDER’s guarantee under Clause 1 of this Article, the Guarantee Period shall be extended by such period(s) of time lost in remedying of the defect(s) for which the BUILDER is responsible according to this Contract or in awaiting part(s) required for the purpose to remedying such defect(s).

(b)           The Guarantee Period shall further, in relation to reservations made by the BUYER pursuant to Clause 4(b) of Article VI hereof, be extended up to the expiration of twelve (12) calendar months following the time when such reservations are respectively made good by the BUILDER after the delivery of the VESSEL to the BUYER as herein provided.

6.             Wherever any Defect(s) covered by the BUILDER’s Guarantee under this Article has been remedied, in whole or in part, the BUILDER’s Guarantee under this Article and the provisions of this Article shall apply anew in respect of the part(s) to which such remedying relates and the aforesaid Guarantee Period shall apply in respect thereof, save that the said Guarantee Period shall commence as from the time of such remedying in lieu of as from the time of the delivery of the VESSEL to the BUYER.

7.             If attempts at remedying any Defect(s) covered by the BUILDER’s Guarantee under this Article, carried out by or on behalf of the BUILDER as aforesaid, are unsuccessful, the BUILDER shall remain liable to remedy such Defect(s) until same be satisfactorily remedied.

8.             The BUILDER shall be liable under its Guarantee under this Article also for damage to any part of the VESSEL occasioned directly by any Defect(s) to which the BUILDER’s Guarantee under this Article extends in any other part of the VESSEL.

9.             Guarantee Engineer:

The BUILDER shall at the request of the BUYER appoint an English speaking Guarantee Engineer to serve on the VESSEL as its Representatives for a period of three (3) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the Guarantee Engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said three (3) months but not longer than nine (9) months from the delivery of the VESSEL.

The BUYER, and its employees shall give such Guarantee Engineer full cooperation in carrying out his duties as the representatives of the BUILDER on board the VESSEL.

The BUYER shall accord the Guarantee Engineer treatment comparable to the VESSEL’s Chief Engineer as far as possible, and shall provide board and lodging at no cost to the BUILDER and/or the Guarantee Engineer. The BUILDER and the BUYER shall, prior to delivery of the VESSEL, execute a separate agreement regarding the Guarantee Engineer.

While the Guarantee Engineer is on board the VESSEL, the BUYER shall pay to the BUILDER the sum of US$ 6,000.- per month and the expenses of his repatriation to Seoul, Korea by air (economy class) upon termination of his service. The expenses of his communication with the BUILDER incurred in performing his duties shall be for BUILDER’s account and expenses, if any, of his medical and hospital care in the VESSEL’s hospital shall be for BUYER’s account. Notwithstanding the above, the Guarantee Engineer shall remain at all times an employee of the BUILDER.

(end of Article)

ARTICLE X - BUILDER’s DEFAULT - RESCISSION BY BUYER

1.             BUILDER’s Default:

The BUYER shall be entitled, but not bound, to declare the BUILDER in default and to rescind this Contract, all as stipulated in this Contract and Specifications, in any of the following cases:

(i)            any breach of or default by the BUILDER in any Fundamental Term. “Fundamental Term” means any of the following:

(a)           an event described in a provision of this Contract specifically permitting the BUYER to rescind this Contract including and without restricting the generality of the foregoing, those contained in Article III and Articles XVII 2(b);

(b)           failure to deliver the VESSEL on or before the Delivery Date as may be extended by a Permissible Delay;

(c)           failure to deliver the VESSEL free and clear of all liens, charges, mortgages and encumbrances on the Delivery Date;

(d)           any other failure, not specifically referred to above, to build in accordance with this Contract or the Specifications;

(ii)           the court declares bankruptcy proceedings against the BUILDER under the Bankruptcy Act of Korea; or

(iii)          insolvency proceedings which prevents the BUILDER from building and completing the VESSEL.

2.             Effect of BUILDER’s Default:

If the BUILDER shall be in any default as provided for in Clause 1 of this Article hereinabove, the BUYER may, at its option, rescind this Contract in accordance with provisions of this Article X.

3.             Notice:

In the event that the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by fax and/or telex confirmed in writing, and such rescission shall be effective as of the date notice thereof is received by the BUILDER.

4.             Refundment by BUILDER:

In case the BUILDER receives the notice stipulated in Clause 3 of this Article, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL together with the interest thereon, and reimburse the BUYER for all expenses incurred by the BUYER as a result of the BUILDER’s default.

In case of refundment, the BUILDER shall pay the BUYER interest at the rate of five percent (5%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of receipt (remittance by wire transfer) of such refund by the BUYER from the BUILDER.

If pursuant to the provisions of this Contract the BUILDER is required to refund to the BUYER the installments paid by the BUYER to the BUILDER, the BUILDER shall return to the BUYER all of the BUYER’s supplies not incorporated into the VESSEL and pay to the BUYER an amount equal to the purchased price by the BUYER of those supplies incorporated into the VESSEL, together with interest as aforesaid, in which case title to such supplies incorporated into the VESSEL shall transfer to the BUILDER.

Any and all refunds or payments due to the BUYER under this Contract shall be effected by telegraphic transfer to the account and bank specified by the BUYER free of bank charges, remittance fees, taxes and other applicable withholdings.

5.             Discharge of Obligations:

Upon such refund by the BUILDER to the BUYER, and upon compliance with the provisions of Clause 4 of this Article, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

(end of Article)

ARTICLE XI - DEFAULT BY THE BUYER

1.             Definition of BUYER’s Default:

The BUYER shall be deemed to be in default of its performance of obligations under this Contract in the following cases (hereinafter called “BUYER’s Default”):

(a)           If the first, second, third and Delivery installments are not paid by the BUYER to the BUILDER’s Bank as provided in Article II hereof;  or

(b)           If the delivery installment is not deposited to the BUILDER’s Bank by the BUYER to the BUILDER for the delivery of the VESSEL as provided in Article II hereof;  or

(c)           If the increased amount, if any, in the Contract Price as adjusted pursuant to Article V due and payable upon delivery of the VESSEL is not paid by the BUYER concurrently with the delivery of the VESSEL as provided in Article II hereof;  or

(d)           If the BUYER, when the VESSEL is duly completed and in full conformity with the terms of this Contract and the Specifications and is tendered for delivery by the BUILDER in accordance with the provisions of this Contract, fails to take delivery of the VESSEL within Five (5) days from the tendered date without any specific and valid ground therefor under this Contract.

2.             Effect of BUYER’s Default on or before Delivery of VESSEL:

(a)           Should the BUYER make default in payment of any installment of the Contract Price on or before delivery of the VESSEL, the BUYER shall pay the installment(s) in default plus accrued interest thereon at the rate of five percent (5%) per annum computed from the due date for payment of such installment to the date when the BUILDER receives the payment, and, for the purpose of Clause 1 of Article VII hereof the Delivery Date of the VESSEL shall be automatically extended by the period of continuance of such default by the BUYER.

(b)           If any BUYER’s Default continues for a period of Twenty One (21) days, the BUILDER may, at its option, rescind this Contract by giving notice to such effect to the BUYER by telex or facsimile confirmed in writing.

Upon receipt by the BUYER of such notice of rescission, this Contract shall be forthwith rescinded and terminated. In the event of such rescission of this Contract, the BUILDER shall, subject to Clause 3 below, be entitled to retain any installment or installments already paid by the BUYER to the BUILDER on account of this Contract and the BUYER’s Supplies, if any.

3.             Disposal of VESSEL:

(a)           In the event that this Contract is rescinded by the BUILDER under the provisions of Clause 2(b) of this Article, the BUILDER may, at its sole discretion, either complete the VESSEL and sell the same, or sell the VESSEL in its incomplete state, free of any right or claim of the BUYER. Such sale of the VESSEL by the BUILDER shall be either by public auction or private contract at the BUILDER’s sole discretion and on such terms and conditions as the BUILDER shall deem fit, provided that the BUILDER shall use reasonable endeavors to obtain the best price obtainable. The BUILDER shall send to BUYER invitation to participate in any tender for the sale of the VESSEL. Such invitation shall be sent by telex or facsimile at least fifteen (15) days in advance before the closing date of the tender.

(b)           In the event of such sale of the VESSEL in its completed state, the proceeds of the sale received by the BUILDER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and then to payment of all unpaid Installments of the Contract Price and interest on such Installments at the rate of five percent (5%) per annum from the respective due dated thereof to the date of application.

(c)           In the event of sale of the VESSEL in its incompleted state, the proceeds of sale received by the BUILDER shall be applied firstly to all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default as provided hereinbefore, and then to payment of all costs of construction of the VESSEL less BUYER’s Supplies as defined in Article XVI hereof and less the Installments so retained by the BUILDER and compensation to the BUILDER for a reasonable loss of profit - if any - due to the rescission of this Contract.

(d)           In either of the above events of sale, if the proceeds of sale exceeds the total amounts to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excess to the

BUYER.

(e)           If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(end of Article)

ARTICLE XII - ARBITRATION

1.             Decisions by the Classification Society:

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretation of this Contract or the Specifications, the parties may by mutual agreement refer the dispute to the Classification Society headquarters or to such other expert as may be mutually agreed between the parties hereto, and in such case the decision of the principal surveyor or such expert, as the case may be, shall be final, conclusive and binding upon the parties hereto.

2.             Proceedings of Arbitration:

In the event that the parties hereto do not agree to settle a dispute according to Clause 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract or its rescission or any stipulation herein, such dispute shall be submitted to and settled by arbitration in London, England in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. Each party shall appoint an arbitrator and in the event that they cannot agree, the two arbitrators so appointed shall appoint a third arbitrator.

If the two arbitrators are unable to agree upon a third arbitrator within Twenty (20) days, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator, and the three arbitrators shall constitute the board of arbitration.

Such arbitration shall be in accordance with and subject to the provisions of the relevant English Arbitration Act for the time being in force at the time of the action. Either party may demand arbitration of any such dispute by giving notice to the other party.

Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within Fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within Fourteen (14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in all such events shall constitute the Arbitration Board.

The award of the sole arbitrator and/or of the majority of the three arbitrators, as the case may be, shall be final and binding on both parties. If the majority of the three arbitrators is not obtained, then the decision of the third arbitrator shall be final and binding upon the parties hereto.

3.             Notice of Award:

The award shall immediately be given to the BUYER and the BUILDER by telex or facsimile confirmed in writing.

4.             Expenses:

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

5.             Entry in Court:

In case of failure by either party to respect the award of the arbitration, judgment upon the award may be entered in any court having jurisdiction thereof.

6.             Alteration of Delivery Date:

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the Delivery Date which the Arbitration Board may deem appropriate.

(end of Article)

ARTICLE XIII - ASSIGNMENT - SUCCESSOR AND ASSIGNS

(a)           The BUILDER agrees that prior to delivery of the VESSEL, this Contract may, with the prior approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred by the BUYER to and title be taken by another company. In the event of any assignment pursuant to the terms of this Contract, the assignee, its successors and assigns shall succeed to all of the rights and obligations of the BUYER hereunder. However, the BUYER shall remain responsible for performance by the assignee, its successors, and assigns of all the BUYER’s obligations, liabilities and responsibilities under this Contract. It is understood that any expenses or charges incurred by the transfer of this Contract shall be for the account of the BUYER.

Notwithstanding the above, the BUYER has the right to assign this Contract to a bank or syndicate of banks or financial institution or any commercial corporation assisting in the finance of the VESSEL prior to delivery of the VESSEL provided that the BUYER has given the BUILDER a notice of assignment in form and content acceptable to the BUILDER AND BUYER, acting reasonably. The BUILDER shall, at the BUYER’s request, acknowledge and consent to such assignment by signing an acknowledgement and consent acceptable to the BUILDER and BUYER, acting reasonably.

(b)            Subject to Article I 6, the BUILDER shall have the right to assign this Contract at any time after the Effective Date hereof, provided that prior written agreement is obtained from the BUYER, provided always that BUILDER shall remain responsible for the due and punctual performance if this Contract by the Assignee.

(c)            The BUYER and the BUILDER understand and acknowledge that the VESSEL shall be built and constructed as a repeat and series vessel of the BUILDER’s Hull No. 1558 as stipulated in this Contract. Thus, in the event that the BUYER assigns or novates this Contract to any third party after execution of this Contract and the supervision of the construction of the VESSEL will be conducted by other than the BUYER (who signed this Contract), the BUILDER shall be entitled to readjust the Contract Price of this Contract to compensate the BUILDER’s additional cost resulting from and due to any loss of the repeat and series effect. In such case, the original BUYER shall be responsible to pay such additional cost to the BUILDER. This, however, shall not preclude nor limit the right of the BUYER to hire or appoint third party subcontractors to assist him in the supervision work.

(end of Article)

ARTICLE XIV - TAXES AND DUTIES

1.             Taxes and Duties Incurred in Korea:

The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred in Korea in connection with execution and/or performance of its obligations under this Contract, except for any taxes and duties imposed in Korea upon the BUYER’s Supplies.

2.             Taxes and Duties Incurred outside Korea:

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside Korea in connection with execution and/or performance of its obligations under this Contract, except for taxes and duties imposed upon those items to be procured by the BUILDER for the construction of the VESSEL.

(end of Article)

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.             Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The BUILDER shall defend and hold harmless the BUYER from patent liability or claims for or on account of any patents, copyrights or design or for infringement thereof of any nature and kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any, in connection therewith.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The BUILDER’s warranty hereunder does not extend to the BUYER’s Supplies.

The BUILDER’s obligation shall not be terminated by the passage of any period of time.

2.             General Plans, Specifications and Working Drawings:

The BUILDER retains copyright with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, except where it is necessary for usual operation, repair and maintenance of the VESSEL and its financing.

(end of Article)

ARTICLE XVI - BUYER’s SUPPLIES

1.             Responsibility of BUYER:

(a)           The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the BUYER as specified in the Specifications (herein called the “BUYER’s Supplies”) at a warehouse or other storage facility of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated and advised to the BUYER by the BUILDER.

(b)           In order to facilitate installation by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the Shipyard.

(c)           Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

However, if so requested by the BUYER, the BUILDER may repair or adjust the BUYER’s Supplies without prejudice to the BUILDER’s other rights hereunder and without being responsible for any consequences arising therefrom.

(d)           Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated by three (3) months prior notice to the BUYER, the Delivery Date shall be extended for a period which actually caused the delay in the delivery of the VESSEL.

(e)           If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed, unless such delay is caused by Force Majeure in which case the provision of Clause 1(d) of this Article shall apply.

(f)            The BUILDER shall not be liable under Article IX for any defects in the BUYER’s Supplies  (if any) but the BUILDER shall be liable under Article IX for any Defect(s) in respect of installation of the BUYER’s Supplies and their adaptation to the VESSEL.

2.             Responsibility of BUILDER:

The BUILDER shall be responsible for storing, safekeeping and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

However, if any BUYER’s Supplies are lost or damaged after acceptance by the BUILDER without rejection while in the custody of the BUILDER, the BUILDER shall be responsible for such loss or damage and shall either replace the items or reimburse the BUYER accordingly. The BUILDER shall further be responsible for wrongful or negligent installation of the BUYER’s Supplies in the course of their installation by the BUILDER.

(end of Article)

ARTICLE XVII - INSURANCE

1.             Extent of Insurance Coverage:

From the time of launching until delivery of the VESSEL, the BUILDER shall, at its own cost and expense, insure the VESSEL and all machinery and equipment, appurtenances and outfits delivered to the Shipyard or other building facility utilized by the BUILDER, including the BUYER’s Supplies when at a warehouse or other storage facility of the BUILDER or built into or installed in or upon the VESSEL, against all risks under the Builder’s Risks Insurance Clause on terms and conditions not less than the current British Institute Time Clauses and British War Clauses Builders Risks, with first class insurance company or underwriters in Korea recognized in the international insurance market. The amount of such insurance coverage shall not be less than the aggregate amount of all installments paid by the BUYER to the BUILDER.

2.             Application of the Recovered Amounts:

In the event that the VESSEL shall be damaged from any cause at any time before delivery of the VESSEL, and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the amount received in respect of the insurance plus amounts received from the general insurance of the BUILDER shall be applied by the BUILDER in repair of such damage, satisfactory to the Classification Society requirements and in conformity with the terms of this Contract and the Specifications, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications and so certified by the Classification Surveyor.

Should the VESSEL from any cause become an actual or constructive total loss:

(a)           the BUILDER and the BUYER may mutually agree to build another VESSEL in place of the VESSEL so lost or reconstruct the VESSEL’s damage and proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance plus amounts received from the BUILDER’s general insurance shall be applied to the construction of a new VESSEL or reconstruction of the VESSEL, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such construction or reconstruction.

If the parties fail to reach agreement pursuant to sub-paragraph 2(a) above within 45 days after the VESSEL is determined to be an actual or constructive total loss, the provisions of sub-paragraph 2(b) shall apply.

(b)           The BUILDER shall refund promptly to the BUYER the full amount of all sums paid by the BUYER to the BUILDER as installments in advance of delivery of the VESSEL together with interest thereon at the rate of five percent (5%) per annum, and promptly deliver to the BUYER all BUYER’s Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

If the BUILDER fails to refund within 15 Banking Days, the full amount of all sums paid by the BUYER to the BUILDER as installments in advance of delivery of the VESSEL together with interest thereon as the rate of five (5%) per annum, and promptly deliver to the BUYER all BUYER’s Supplies (or the insurance proceeds paid with respect thereto), the BUYER shall be entitled to rescind this Contract.

Payment of refunds pursuant to this clause shall be effected by telegraphic transfer to the account and bank specified by the BUYER free of bank charges, remittance fees, taxes and other applicable withholdings.

3.             Termination of BUILDER’s Obligation to Insure:

The BUILDER shall be under no obligation to insure the VESSEL hereunder after her delivery to, and her acceptance by, the BUYER.

(end of Article)

ARTICLE XVIII - NOTICES

1.             Address:

Any and all notices, invoices, requests, demands, instructions, advices, and communications (collectively “Notices”) in connection with this Contract shall be addressed as follows:

To the BUYER:

For the commercial:
Seaspan Container Lines Limited
c/o 2600 - 200 Granville Street
Vancouver, B.C. CANADA
V6C 1S4
Facsimile No:	(604) 331-0925 (Mr. Gerry Wang)
(604) 682-5644 (Mr. Graham Porter)

For the technical:
Seaspan Ship Management
50 Pemberton Avenue
North Vancouver, B.C. CANADA
V7P 2R2
Facsimile No:	(604) 990-3203

To the BUILDER:

Samsung Heavy Industries Co., Ltd.
KIPS Building, 647-9
Yoksam-Dong, Kangnam-Ku,
Seoul, Korea, 135-080
Telefax No.:	(82-2) 3458-7349 (Ship Sales Department)

or to its Koje Yard:

P.O. Box Gohyun 9
530 Jangpyung-ri, Sinhyun-up,
Koje-City, Kyungnam, Korea
Telex No.:	SSCYARD K52213
Telefax No.:	(82-558) 630-4947/8 (Design Department)
(82-558) 636-2560 (C/S Department)

2.             Language:

All Notices shall be written in the English language.

3.             Effective Date of Notice:

Any Notice shall become effective from the date when such Notice is received by the BUYER or by the BUILDER except as otherwise described in the Contract.

Notices shall be deemed to be received by the addressee when delivered (in case of personal delivery), within 7 (seven) days of dispatch (if sent by registered airmail postage prepaid) and when dispatched (in case of telex or telefax) as proven by answer back call sign or transmission report. Any such Notice received on a non-working day or after business hours in the place of receipt shall be deemed to be received on the next following working day in such place.

4.             Change of Address:

Each of the parties hereto shall be entitled to give the other party notice, in writing, of any change in any of the addresses relating to the party giving such notice and Clause 1 of this Article shall be deemed modified by and in accordance with every such notice of change.

(end of Article)

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective on November 18, 2003.

The obligations of the BUYER under this Contract are subject in all respects to the following conditions which are for the exclusive benefit of the BUYER.

The BUYER arranges financing satisfactory to it for payment of the Contract Price or any installment hereof. If the BUYER has not satisfied or waived this condition by notice in accordance with Article XVIII to the BUILDER on or before January 31, 2004 then the BUYER will forfeit the first installment and the second installment to the BUILDER and this Contract will be of no further force and effect.

(end of Article)

ARTICLE XX - INTERPRETATION

1.             Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by and be construed and interpreted in accordance with the laws of England.

2.             Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supercedes all prior negotiations, representations, undertakings and agreement on any subject matter of this Contract.

This Contract and the subject matter thereof shall not be subject to any general Terms and Conditions of the BUILDER or any other terms and conditions normally or at any time put forward by the BUILDER with reference to any order from or work undertaken by the BUILDER and all such General Terms and Conditions and other terms and conditions are hereby explicitly and expressly excluded from this Contract, shall form no part thereof and shall have no force and effect.

3.             Amendments and Supplements:

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be predominant over the respective corresponding Article and/or Clause of this Contract, unless otherwise expressly stipulated.

4.             Banking Day:

A Banking Day under this Contract is defined as a day on which the banks are open in Cyprus, Korea and New York.

5.             No Set Off, Deduction or Counter-claim:

All moneys refundable or payable to the BUYER under or pursuant to this Contract shall be paid to the BUYER without set-off or deduction or counter-claim and all moneys payable to the BUILDER pursuant to this Contract shall be paid to the BUILDER without set off or deduction or counter-claim.

6.             Deemed Benefit for Servants, etc.:

Any exemptions from liability and any undertaking to hold harmless which have been stipulated in this Contract to the benefit of either of the parties hereto shall be deemed to have been stipulated also to the benefit of the servants, sub-contractors, vendors and suppliers of such party and of the servants of the said sub-contractors, vendors and suppliers.

7              Responsibility:

Notwithstanding any other term of this Contract or the Specifications, the BUILDER shall be fully responsible for the due, proper, accurate, diligent and punctual designing, building, equipping, launching, outfitting and completing of the VESSEL and for the quality of the materials employed and work done and for the delivery in due time of the VESSEL to the BUYER as herein provided, and the BUYER shall have and bear no responsibility whatsoever in respect thereof or in connection therewith as stipulated in the Contract and the Specifications.

8.             Time of the Essence:

Time shall be of the essence hereof.

9.             Headings:

The descriptive headings of Articles and Clauses herein are for the convenience of reference only and are not to be used in construing or interpreting this Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

BUYER		BUILDER

RAMONA MARINE COMPANY LIMITED		SAMSUNG HEAVY INDUSTRIES CO., LTD.

Signature:		Signature:

/s/ Gerry Wang		/s/ J. W. Kim
Name:	Gerry Wang	Name:	J. W. Kim

Title:	Director	Title:	President

Annex A

LETTER OF REFUNDMENT GUARANTEE NO.

Date :

Gentlemen:

We, the                                                     (hereinafter called the “Bank”), hereby issue our irrevocable letter of guarantee No.                                           in favor of                       a company organized and existing under the laws of       , having its office at (hereinafter called the “BUYER”) for account of Samsung Heavy Industry Co., Ltd. Of Korea (hereinafter called the “BUILDER”) in consideration of the BUYER making advance payments to the Builder under the Shipbuilding Contract dated             2003 (hereinafter called the “Contract”) made by and between the BUYER and the BUILDER for the design, construction and sale of one (1) single screw cellular container vessel having the BUILDER’S Hull No. (hereinafter called the “VESSEL”).

Whereas in Article II of the Contract, the BUYER is required to make three (3) advance payments of the Contract price, in the following amounts : First Installment amounting to      United States Dollars, Second Installment amounting to            United States Dollars and Third Installment amounting to             United States Dollars.

If in connection with or under the terms and conditions of the Contract, the BUYER shall become entitled to refund of the advance payment(s) made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably and unconditionally guarantee as a primary obliger and not as a surety that we will pay to the BUYER on demand the sum of            United States Dollars together with interest thereon at the rate of 5% (five percent) per annum from the date respective dates of receipt by the BUILDER of any advance payment to the date of our payment to the BUYER hereunder.

The amount of this letter of guarantee will be automatically increased, not more than two (2) times upon the BUILDER’s receipt of the Second and Third Installments as set forth above payable under the Contract by the respective amount of the Second and Third Installments plus interest thereon as provided by the Contract, but in any eventually the amount of this guarantee shall not exceed the total principal sum of            United States Dollars plus interest thereon at the rate of 5% (five percent) per annum from the respective dates of the BUILDER’s receipt of each installment to the date of receipt by the BUYER of the guaranteed amount plus interest as aforesaid.

In case any refund is made to the BUYER by the BUILDER or by us, under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

This letter of guarantee is available against the BUYER’s simple signed statement certifying that the BUYER’s demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within twenty (20) days after the BUYER’s demand to the BUILDER. Refund shall be made to the BUYER by telegraphic transfer in freely transferable United States Dollars free of bank charges, remittance fees, taxes, and other applicable withholdings.

This letter of guarantee shall expire and become null and void upon receipt by the BUYER of the full sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the Contract as evidenced by the Protocol of Delivery and Acceptance duly signed by the BUILDER and the BUYER and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until the VESSEL is delivered by the BUILDER to and accepted by the BUYER in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case where we receive notification from the BUYER or the BUILDER, confirmed by the Arbitrators appointed for this purpose stating that the BUYER’s claim to rescind the Contract or the BUYER’s claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Forty-five (45) days after the award shall be rendered in the Arbitration and we shall pay to the BUYER the sum of adjudged to the due to the BUYER by the BUILDER pursuant to the award made under such Arbitration, immediately upon receipt from the BUYER of a simple demand accompanied by a copy of the award certified by an English Solicitor or by the Arbitrator or Arbitrators, as the case may be.

We hereby agree that this letter of guarantee shall be construed as a continuing and unconditional guarantee of payment and without regard to the validity or unenforceability of any other agreement or instrument and without regard to defence, set-off or counterclaim or any other circumstance whatsoever which might constitute an equitable or legal discharge of our obligation hereunder. No action or failure to act on the BUYER’s part shall relieve us of any our obligations hereunder.

This letter of guarantee shall continue to be effective or reinstated, as the case may be, if at any time, payment of any of payments guaranteed hereunder is rescinded or must otherwise be returned by the BUYER upon the insolvency, bankruptcy or reorganization of the BUILDER or otherwise, all as though any such payment had not been made.

This letter of guarantee shall be assignable to the BUYER’s financier, whether it is a bank, financial institution or a commercial corporation, by giving written notice to us.

All demands and notices in connection with this letter of guarantee shall be validly given if sent to us by post fax or telex to our office as follows ;

This guarantee shall be governed by and be construed and interpreted in accordance with the law of England and we hereby submit to the exclusive jurisdiction of the English Courts.

Very truly yours,

For and on behalf of the                                                          .

By	:	By	:
Name	:	Name	:
Title	:	Title	:

Annex B

PERFORMANCE GUARANTEE

In consideration of the assignment of a certain shipbuilding contract dated                           2003 (hereinafter called the “Contract”) by us to (hereinafter called the “BUYER”), for the construction of one(1) single screw diesel engine driven fully Cellular Container Vessel having your Hull No. (hereinafter called the “VESSEL”) providing among other things for payment of the Contract Price amounting to United States               Dollars (US$                    );

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR :
BY :
TITLE :
WITNESS :